Exhibit 99.1

Mustang Bio Announces Sale of Fixed Assets and Exit of Facility

Waltham, MA– February 27, 2025 – Mustang Bio, Inc. (“Mustang” or the “Company”) (Nasdaq: MBIO), a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell therapies into potential cures for difficult-to-treat cancers, today announced the exit of the lease for its manufacturing facility in Worcester, Massachusetts and concurrent divestment of certain fixed assets including furniture and equipment to AbbVie Bioresearch Center Inc., a Delaware corporation (“AbbVie”), for $1.0 million.

Mustang has relocated its corporate headquarters to 95 Sawyer Road, Waltham, Massachusetts.

Mustang expects to continue to rely on its academic partners and future contract manufacturing relationships to support clinical trials. As a result of the termination of its lease, the Company expects savings of approximately $2.0 million of cash expenses related to the lease over the next 24 months.

The Company remains focused on advancing its existing portfolio and anticipates supporting and initiating a novel clinical trial with MB-109, a combination therapy of MB-108 (HSV-1 oncolytic virus) and MB-101 (IL13Rα2-targeted CAR-T cell therapy) for the treatment of recurrent glioblastoma (“GBM”) and high-grade astrocytomas in the second half of 2025.

About MB-109 (MB-101 (IL13Rα2 targeted CAR-T cells) + MB-108 oncolytic virus)

MB-109 is Mustang’s designation for the treatment regimen combining MB-101 (IL13Rα2-targeted CAR-T cell therapy licensed from City of Hope) with MB-108 (HSV-1 oncolytic virus licensed from Nationwide Children’s Hospital). The combination is designed to leverage MB-108 to make immunologically “cold” tumors “hot” and potentially improve the efficacy of MB-101 CAR-T cell therapy. MB-108 oncolytic virus is first injected to infect tumor cells which, in turn, leads to reshaping of the tumor microenvironment (“TME”) through recruitment of endogenous CD8- and CD3-positive effector T-cells. This inflamed TME potentially permits MB-101 CAR-T cells injected into and around the tumor to better infiltrate into and throughout the tumor mass, undergo activation and, ideally, effect tumor cell killing.

About Mustang Bio

Mustang Bio, Inc. is a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell therapies into potential cures for difficult-to-treat cancers. Mustang aims to acquire rights to these technologies by licensing or otherwise acquiring an ownership interest, to fund research and development, and to outlicense or bring the technologies to market. Mustang has partnered with top medical institutions to advance the development of CAR-T therapies. Mustang’s common stock is registered under the Securities Exchange Act of 1934, as amended, and Mustang files periodic reports with the U.S. Securities and Exchange Commission (“SEC”). Mustang was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). For more information, visit www.mustangbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. The Company’s forward-looking statements, include, but are not limited to, any statements relating to our growth strategy and product development programs, including the timing of and our ability to make regulatory filings such as INDs and other applications and to obtain regulatory approvals for our product candidates, statements concerning the potential of therapies and product candidates and any other statements that are not historical facts. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Risks and uncertainties include, among other things, our need for substantial additional funds in the immediate future; risks that any actual or potential clinical trials may not initiate or complete in sufficient timeframes to advance the Company’s corporate objectives, or at all, or that any promising early results obtained therefrom may not be replicable; risks related to the satisfaction of the conditions necessary to transfer the lease of the Company’s manufacturing facility; disruption from the sale of the Company’s manufacturing facility making it more difficult to maintain business and operational relationships; negative effects of Company announcements on the market price of the Company’s common stock; the development stage of the Company’s primary product candidates; our ability to obtain, perform under, and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; government regulation; patent and intellectual property matters; competition; as well as other risks described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K filed on March 11, 2024, subsequent Quarterly Reports on Form 10-Q, and our other filings we make with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Company Contacts:

Jaclyn Jaffe and Nicole McCloskey

Mustang Bio, Inc.

(781) 652-4500

ir@mustangbio.com